Exhibit 10.2
August 5, 2008
Dear Mr. Valentine,
     This letter agreement confirms the material compensation terms of your continued employment with NuVasive. This letter agreement supersedes all prior agreements relating to your compensation arrangements and is in addition to any and all benefits that are made generally available to NuVasive employees. It is also in addition to benefits available to you as an executive of NuVasive. Defined terms used herein have the meanings set forth in the attached Appendix of Defined Terms.
     This letter agreement has no impact on other types of agreements or arrangements between you and NuVasive, including agreements related to confidentiality, intellectual property ownership, non-solicitation or non-competition obligations, etc. You agree to continue abiding by all such arrangements, as well as all NuVasive policies and procedures.
     Your current annual base salary is $400,000, payable in installments in accordance with NuVasive’s regular payroll practices. Your base salary is subject to change and is reviewed at least annually. You are eligible to receive a performance bonus on an annual basis. The performance bonus is determined at the discretion of the Board of Directors and is based on a combination of company performance and your individual performance. Your current target annual cash bonus is 75% — 100% of your base salary (with ability to over-perform), with the actual amount being determined at the discretion of the Board of Directors. Additionally, the Board of Directors has established an unvested stock option target for you of 500,000 shares, and to reach that target has established an intention to grant you an additional 400,000 stock options in early 2009, subject to individual and company performance and at the Board’s discretion.
     You also have certain severance benefits related to an Involuntary Termination of your employment or a Change of Control of NuVasive. In the event of an Involuntary Termination of your employment, you shall be entitled to the Severance Benefit. In the event of a Change of Control of NuVasive, you shall be entitled to the Change of Control Benefit. In addition, the Section 409A Terms shall be applicable to the Severance Benefit.
     We look forward to your continued success with NuVasive.

Truly Yours,

NUVASIVE, INC.

/s/ Alexis V. Lukianov	/s/ Eileen M. More
Alexis V. Lukianov	Eileen M. More

Page 2 – Compensation Letter
I have read and accept the terms of this letter.

/s/ Keith C. Valentine
Keith C. Valentine

Defined Terms:
“Change of Control Benefit” is defined as follows: Company Acceleration Plan applies with respect to 50% of unvested stock options vesting immediately upon a Change of Control, and the remaining unvested stock options vest in 12 equal monthly installments following the Change of Control; provided that all unvested stock options shall immediately vest upon an Involuntary Termination following the Change of Control.
“Severance Benefit” is equal to the following: (1) upon an Involuntary Termination prior to a Change of Control, Severance Benefit is equal to 100% of Compensation; (2) upon an Involuntary Termination within 12 months following a Change of Control, Severance Benefit is equal to 150% of Compensation; or (3) upon an Involuntary Termination more than 12 months following a Change of Control, Severance Benefit is equal to 100% of Compensation. Such amount shall be due and payable immediately upon any such Involuntary Termination and upon the condition that you execute NuVasive’s standard form of release of claims.
“Change of Control” is defined as either a Change in Control or Fundamental Transaction as defined in the 2004 Equity Incentive Plan.
“Company Acceleration Plan” is defined as the Company’s policy pursuant to which 50% of all unvested options under any of the Company’s equity compensation plans (including the 1998 Stock Option/Stock Issuance Plan and 2004 Equity Incentive Plan) immediately accelerate upon a Change of Control of the Company, and all remaining stock options immediately accelerate upon an involuntary termination (except for death, disability or Cause) of service within 18 months following such an event.
“Compensation” is defined as annual salary and bonus most recently paid (even if not in prior year).
“Involuntary Termination” is defined as an involuntary Termination (as defined in the 2004 Equity Incentive Plan) for reasons other than death, disability or Cause. “Cause” is defined as any of the following: (i) the Executive’s repeated failure to satisfactorily perform the Executive’s job duties; (ii) the Executive’s refusal or failure to follow lawful directions of the Board; (iii) the Executive’s conviction of a crime involving moral turpitude; (iv) the Executive engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company. The term Involuntary Termination shall include a voluntary resignation by the Executive following any of the following (each a “Voluntary Resignation”): a significant reduction of the Executive’s job responsibilities or title, a requirement (refused by the Executive) that the Executive move for his/her principal place of employment more than 50 miles from the then-current principal place of employment, or a reduction of greater than 15% in the Executive’s base pay or bonus opportunity (where not all Executives are similarly affected).
“Section 409A Terms” – the following terms shall be applicable to the Severance Benefit: Notwithstanding anything in this Agreement to the contrary, no Severance Benefit payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations no Severance Benefit that constitutes a deferral of compensation shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for these defined terms, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. The Company intends that the Severance Benefit will not be subject to taxation under Section 409A of the Code. The provisions of this Letter Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.